Exhibit 8.1

SIDLEY AUSTIN LLP
787 SEVENTH AVENUE
NEW YORK, NY 10019
+1 212 839 5300
+1 212 839 5599 FAX

AMERICA • ASIA PACIFIC • EUROPE

October 10, 2018

Sirius International Insurance Group, Ltd.
14 Wesley Street, 5th Floor
Hamilton HM11 Bermuda

Re:                             Merger with Easterly Acquisition Corporation

Ladies and Gentlemen:

We have acted as counsel to Sirius International Insurance Group, Ltd. a Bermuda exempted company (“Sirius Group”), in connection with the proposed merger (the “Merger”) of Sirius Acquisitions Holding Company III, a Delaware corporation and a wholly owned subsidiary of Sirius Group with and into Easterly Acquisition Corp., a Delaware corporation (“Easterly”), as a result of which Easterly would become a wholly owned subsidiary of Sirius Group with Easterly’s stockholders becoming shareholders of Sirius Group, pursuant that certain Agreement and Plan of Merger among the parties dated June 23, 2018, as amended on August 29, 2018 (the “Merger Agreement”), and as more fully described in the Registration Statement on Form S-4 of Sirius Group initially filed with the Securities and Exchange Commission on August 6, 2018 (File No. 333-226620) (as amended, the “Registration Statement”). You have requested our opinion as to the United States federal income tax treatment of the Merger.  Any term not defined herein shall have the meaning ascribed to it in the Registration Statement.

In rendering the opinion expressed below, we have made such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering this opinion letter, including but not limited to the examination of the Registration Statement, and the Tax Representation Letters dated as of the date hereof received from both Sirius Group and Easterly (the “Officer Certificates”) and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below (the “Documents”).

As to any facts material to the opinion expressed herein, we have relied upon certificates and statements and representations and warranties of the officers and other representatives and agents of the parties. In rendering this opinion letter, with your permission, we have assumed, and are relying on without independent investigation, (i) the authenticity of all Documents

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

submitted to us as originals, (ii) the conformity to the originals of all Documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, (iii) the genuineness of signatures, (iv) the legal capacity of natural persons signing the Documents, (v) the necessary entity formation and continuing existence in the jurisdiction of formation, of all parties to the Documents (other than Sirius Group), (vi) the necessary licensing and qualification in all jurisdictions, of all parties to the Documents, (vii) the necessary entity authorization, execution, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of all Documents by all parties thereto, and the necessary entity power and authority with respect thereto, (viii) the validity, binding effect, and enforceability of all Documents, (ix) that each of the parties to the Documents will comply (without waiver) with all of the terms of such Documents, (x) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders the opinion expressed below inconsistent with such document as so modified or supplemented and (xi) all the facts, statements, representations and covenants in the Officer Certificates are true and complete without regard to any qualification as to knowledge or otherwise.  In rendering this opinion letter, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to the accuracy of and compliance by the parties thereto with the representations, warranties, covenants, certifications and assumptions as to factual matters contained in the Merger Agreement or any related document.

In rendering this opinion letter, with your permission, we have further assumed, and are relying on without independent investigation, that not more than 50% of the assets of Easterly will be used to redeem shares of common stock of Easterly in contemplation of, or connection with, the Merger (subject to any catastrophic event covered by insurance issued by Sirius Group and its subsidiaries occurring prior to the Merger, which cannot be predicted at this time by Sirius Group and which could therefore affect our opinion). Our opinion depends upon the facts, representations, warranties, covenants, certifications, assumptions and Documents to which this letter refers, and could differ if these items on which we have relied are, become or are found to be different.

Based on the foregoing and subject to the qualifications, representations, warranties, covenants and assumptions stated herein, and the discussion in the Registration Statement under the heading “Proposal No. 1—The Merger Proposal—U.S. Federal Income Tax Considerations of the Merger to Holders of Easterly Common Stock or Easterly Warrants — Treatment of the Merger”, we are of the opinion that under current United States federal income tax law as of the date of this opinion letter, it is more likely than not that the Merger will qualify as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. Assuming this treatment will be respected and, if applicable, the shareholder files a gain recognition agreement and no triggering event occurs, the United States federal income tax consequences for holders of shares of Easterly common stock and Easterly warrants who receive Sirius Group common shares or Sirius Group converted warrants in exchange for their shares of Easterly common stock or Easterly warrants pursuant to the Merger will be as follows:

•                  no gain or loss will be recognized (except with respect to cash received instead of fractional Sirius Group common shares);

•                  the aggregate basis of the Sirius Group common shares received in the Merger (including any fractional Sirius Group common shares) will be the same as the aggregate basis of the shares of Easterly common stock for which they are exchanged;

•                  the aggregate basis of the Sirius Group converted warrants received in the Merger will be the same as the aggregate basis of the Easterly warrants for which they are exchanged; and

•                  the holding period of the Sirius Group common shares and Sirius Group converted warrants received in the Merger (including any fractional Sirius Group common shares deemed received and sold for cash) will be the same as the holding period of the shares of Easterly common stock and Easterly warrants for which they are exchanged.

The foregoing opinion is based only on the federal income tax laws of the United States of America, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change. The foregoing opinion is limited to the matters addressed herein, and no other opinion is rendered with respect to other United States federal tax matters or to any issues arising under the tax laws of any state or other country. You should be aware that this opinion letter represents conclusions as to the application of existing law, regulations, administrative rules and practices, and legislative history to the Merger. There can be no assurance, however, that existing law will not change or that contrary positions will not be taken by the Internal Revenue Service or any court. Any such change might be retroactive and might affect the opinion set forth above.

This opinion letter is rendered as of the date hereof and we undertake no obligation to update the opinion expressed herein after the date of this letter or advise you of changes in the event there is any change in legal authorities, facts, representations, warranties, covenants, certifications and assumptions or Documents on which this opinion letter is based, or any inaccuracy in any of these items upon which we have relied in rendering this opinion letter, unless we are specifically engaged to do so. Except as described in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement being filed by Sirius Group with the Securities and Exchange Commission on the date hereof, which will be incorporated by reference in the Registration Statement. We also consent to the reference to Sidley Austin LLP under the caption “Proposal No. 1—The Merger Proposal—U.S. Federal Income Tax Considerations of the Merger to Holders of Easterly Common Stock or Easterly Warrants — Treatment of the Merger” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Sidley Austin LLP
Sidley Austin LLP